Exhibit 99.1

Press Contact:

Courtney Brigham

Spansion Inc.

+1.408.616.5056

Email: courtney.brigham@spansion.com

Spansion to Sell Suzhou Final Manufacturing Facility to Powertech Technology, Inc.

Signing of Definitive Agreement Furthers Spansion’s Restructuring Effort

SUNNYVALE, Calif., August 24, 2009 — In a move designed to lower fixed costs over the long-term, enhance its manufacturing flexibility, and further its restructuring efforts, Spansion Inc. today announced its wholly owned subsidiary Spansion LLC has signed a definitive agreement with Powertech Technology Inc. (PTI) to sell to PTI its final manufacturing facility located in Suzhou, China, and certain related equipment. Under the terms of the agreement and subject to U.S. bankruptcy court approval, PTI will pay Spansion LLC approximately $31 million in cash, subject to certain adjustments, over the six months following the closing and Spansion LLC will transfer 100 percent of its shares in its subsidiary Spansion Holdings (Singapore) Pte. Ltd., which is the holding company of the Suzhou facility. Also following the closing, PTI will provide final manufacturing services to Spansion at the Suzhou facility pursuant to a Supply Agreement between Spansion LLC and PTI.

The planned sale is another step in Spansion’s strategy to focus on its own core competencies and efficiently utilize its assets by shifting to a more variable, outsourced manufacturing model. It also demonstrates further progress in Spansion’s corporate reorganization, which is designed to create an operating model to support a leaner, more competitive company that has greater operational efficiencies and is positioned for positive free cash flow and profitability.

“As an industry-leading final assembly and test service company, we believe PTI is an ideal final manufacturing resource for Spansion,” said John Kispert, Spansion President and CEO.

“Spansion is executing on our strategy to refine our business model and focus on our core competencies. We believe this agreement will help Spansion emerge from the Chapter 11 process a stronger and more focused company.”

The Spansion Suzhou facility is one of four factories in Spansion’s final manufacturing network, with approximately 565 employees. Operating in China since 1998, the Suzhou facility is certified to ISO 9001:2000 and ISO/TS 16949:2002 as well as ISO 14001 and OHSAS 18001 standards. Operations at Spansion Suzhou include: multi-chip-package (MCP) development; high-volume manufacturing of MCP, FBGA, and TSOP packages; assembly, test, mark and pack; and customer support.

“We expect an uninterrupted supply of products to our customers after the transfer of ownership of the Suzhou facility,” said Ajit Manocha, executive vice president, operations. “In addition, we fully expect to maintain Spansion’s high quality standards for customers as we transition to becoming a customer of PTI in the future.”

The transaction and its final terms are subject to U.S. bankruptcy court approval.

About Spansion

Spansion (Pink Sheets: SPSNQ) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion®, the Spansion logo, MirrorBit®, MirrorBit® Eclipse™, ORNAND™, ORNAND2™ , HD-SIM™, Spansion® EcoRAM™ and combinations thereof, are trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Cautionary Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties include statements related to ability to close the sale of the Suzhou facility and related assets to PTI, the success of cost reductions, the ability to reduce capital expenditures, the presence of adequate liquidity, the completion of the Chapter 11 restructuring process, the ability to reach a sustainable business model, the ability survive as a stand-alone entity, the ability to reach operational efficiency, the ability to reach and sustain profitability, the ability to achieve an uninterrupted supply of product to the customers, and the ability of PTI to fulfill Spansion production needs. The risks and uncertainties related to Chapter 11 filings include: the ability to achieve approval by the bankruptcy court for the transaction, any negative impacts on Spansion’s business, results of operations, financial position or cash management arrangements; the inability to operate as a globally integrated unit with Spansion Japan Limited; the inability to freely deploy its cash resources throughout the company; the inability to negotiate any requisite manufacturing and distribution agreements with Spansion Japan Limited, or to transfer wafer production capacity to a third party foundry, or to find alternative methods of manufacturing, distributing and selling Spansion’s products; the negative impact on relationships with employees, customers, suppliers and contract manufacturers and other stakeholders; the failure of Spansion to obtain initial court orders substantially on the terms applied for; the adequacy of Spansion’s cash on hand to fund its ongoing operations or ability to arrange for sufficient DIP financing during the bankruptcy proceeding; actions or orders taken by the U.S. Bankruptcy Court that may impact Spansion operations; the failure of Spansion to obtain the requisite approvals of affected creditors or the courts for any restructuring plan, or to successfully implement such a plan or obtain sufficient exit financing, if required, within the time granted by any court, leading to the likely liquidation of Spansion’s assets; that Spansion’s common stock could have no value in and following the approval of a restructuring plan and could be cancelled. In addition, risks and uncertainties relating to the company’s ability to restructure successfully include Spansion and Spansion Japan Limited’s ability to continue their operations while in their respective Chapter 11 or corporate reorganization proceedings, respectively; the ability to capture anticipated cost savings related to the previously-announced reduction in force and other measures taken by the company. In addition, the instability of the global economy and tight credit markets could continue to adversely impact Spansion’s business in several respects, including adversely impacting credit quality and insolvency risk of the company and its customers and business partners, including suppliers and distributors; bookings; and reductions and deferrals of demand for Spansion products. The company urges investors to review in detail the risks and uncertainties discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.